EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of
ZYGO CORPORATION:

We consent to incorporation by reference in Registration Statements No. 333-44333, No. 33-62087, No. 33-57060, No. 33-20880, and No. 33-34619 on Forms S-8 of Zygo Corporation of our reports dated September 7, 2005, with respect to the consolidated balance sheets of Zygo Corporation and subsidiaries as of June 30, 2005 and 2004 and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended June 30, 2005, management's assessment of the effectiveness of internal control over financial reporting as of June 30, 2005 and the effectiveness of internal control over financial reporting as of June 30, 2005, which reports appear in the June 30, 2005 Annual Report on Form 10-K of Zygo Corporation.

KPMG LLP

Stamford, Connecticut
September 7, 2005